Exhibit (e)(i)(3)

Amendment No. 2 to Distribution Agreement

This Amendment to the Distribution Agreement (this “Amendment”), by and between The Select Sector SPDR® Trust, a Massachusetts business trust (the “Trust”) and ALPS Portfolio Solutions Distributor, Inc., a Colorado corporation, having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203 (the “Distributor”), is dated as of November 21, 2016.

WHEREAS, the Trust and the Distributor entered into a Distribution Agreement dated October 1, 2013, as amended (the “Agreement”); and

WHEREAS, the Trust and the Distributor wish to amend the provisions of the Agreement to reflect the liquidation of a Fund; and

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1. The parties hereto agree to delete the current Annex I to the Agreement in its entirety and replace it with a new Annex I attached hereto.

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

SELECT SECTOR SPDR® TRUST		ALPS PORTFOLIO SOLUTIONS DISTRIBUTOR, INC.

By:	/s/ Ellen M. Needham	By:	/s/ Thomas A. Carter
Name:	Ellen M. Needham	Name:	Thomas A. Carter
Title:		Title:	President, Director

Exhibit (e)(i)(3)

Annex I

FUND

The Consumer Discretionary Select SPDR Fund (XLY)

The Consumer Staples Select Sector SPDR Fund (XLP)

The Energy Select Sector SPDR Fund (XLE)

The Financial Select Sector SPDR Fund (XLF)

The Health Care Select Sector SPDR Fund (XLV)

The Industrial Select Sector SPDR Fund (XLI)

The Materials Select Sector SPDR Fund (XLB)

The Real Estate Select Sector SPDR (XLRE)

The Technology Select Sector SPDR Fund (XLK)

The Utilities Select Sector SPDR Fund (XLU)

As of November 21, 2016